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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED MAY 17, 2002, AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF OFFERS TO SELL SHARES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER
SHALL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY JEFFERIES & COMPANY,
INC., THE DEALER MANAGER FOR THE OFFER, OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THAT JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                        GRANITE BROADCASTING CORPORATION

                         OF UP TO 45,000 SHARES OF ITS

                 12.75% CUMULATIVE EXCHANGEABLE PREFERRED STOCK

                   AT A PURCHASE PRICE NOT GREATER THAN $670

                          NOR LESS THAN $590 PER SHARE

         Granite Broadcasting Corporation, a Delaware corporation ("Granite Broadcasting"), is offering to purchase for cash up to 45,000 shares of its 12.75% Cumulative Exchangeable Preferred Stock, par value $.01 per share (each share having a $1,000 liquidation preference) (the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 17, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Granite Broadcasting is inviting holders of the Shares to tender their Shares at prices specified by the tendering stockholder that are not greater than $670 nor less than $590 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Granite Broadcasting will not pay, and tendering stockholders will not receive payment for, any accrued and unpaid dividends on Shares that are accepted for payment. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to the receipt of funding and other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

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       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
       CITY TIME, ON MONDAY, JUNE 17, 2002, UNLESS THE OFFER IS EXTENDED.
     ---------------------------------------------------------------------

         The Board of Directors of Granite Broadcasting has approved the Offer. However, neither Granite Broadcasting nor its Board of Directors is making any recommendation to its stockholders as to whether to tender or refrain from tendering their Shares. Stockholders must make their own decisions as to whether to tender their Shares and, if so, how many Shares to tender and the price or prices at which such Shares should be tendered.

         Granite Broadcasting will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not greater than $670 nor less than $590 per Share, net to the seller in cash, without interest, that it will pay for Shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of Shares so tendered and the prices specified by the tendering stockholders. Granite Broadcasting will select the lowest purchase price (the "Purchase Price") that will allow Granite Broadcasting to purchase 45,000 Shares, or such fewer number of Shares as are properly tendered and not properly withdrawn, at prices at or below the Purchase Price. All Shares properly tendered, and not properly withdrawn, prior to the "expiration date" (as defined below) will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the "odd lot" and proration provisions.

         Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Purchase Price regardless of whether the stockholder selected a lower price. The term "expiration date" means 5:00 p.m., New York City time, on Monday, June 17, 2002, unless and until Granite Broadcasting, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the Offer, as so extended by Granite Broadcasting, shall expire. Granite Broadcasting reserves the right, in its sole discretion, to purchase more than 45,000 Shares under the Offer, subject to applicable law.

         For purposes of the Offer, Granite Broadcasting will be deemed to have accepted for payment, and therefore purchased, Shares properly tendered at or below the Purchase Price and not properly withdrawn, subject to the odd lot and proration provisions of the Offer, only when, as and if Granite Broadcasting gives oral or written notice to Mellon Investor Services LLC, the depositary for the Offer, of its acceptance for payment of such Shares under the Offer. Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of certificates for such Shares or of timely confirmation of a book-entry transfer of such Shares into the depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof or in the case of a book-entry transfer, an "agent's message" (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal.

         Upon the terms and subject to the conditions of the Offer, if more than 45,000 Shares, or such greater number of Shares as Granite Broadcasting may elect to purchase subject to applicable law, have been properly tendered, and not properly withdrawn prior to the expiration date at prices at or below the Purchase Price, Granite Broadcasting will purchase properly tendered Shares on the following basis: (1) all Shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder who (a) tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the

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Purchase Price (partial tenders will not qualify for this preference) and
(b) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (as defined in the Offer to Purchase) and (2) after the purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares. All other Shares that have been tendered and not purchased will be returned to the stockholder as promptly as practicable after the expiration date.

         Granite Broadcasting expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder's Shares.

         Granite Broadcasting is making this Offer because it believes it would be financially advantageous for Granite Broadcasting to purchase the Shares. The purchase of the Shares also will improve Granite Broadcasting's capital structure and financial flexibility. The Shares must be redeemed on April 1, 2009 at a redemption price per share of $1,000 plus accrued and unpaid dividends. In addition, beginning with the semi-annual dividend payment date occurring on October 1, 2002, dividends declared on the shares must be paid in cash. It is anticipated at this time that Granite Broadcasting will not declare or pay cash dividends on the shares.

         Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Granite Broadcasting under the Offer, may also be withdrawn at any time after July 15, 2002. For such withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by Mellon Investor Services LLC at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible guarantor institution" (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by Granite Broadcasting, in its sole discretion, whose determination will be final and binding. None of Granite Broadcasting, Mellon Investor Services LLC as the depositary and information agent, Jefferies & Company, Inc. as the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

         The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Offer to Purchase and the related Letter of Transmittal are being mailed promptly to record holders of Shares whose names appear on Granite Broadcasting's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision with respect to the Offer is made. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent at the address and telephone number set forth below and will be furnished promptly at Granite Broadcasting's expense.

         Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the depositary.



                    THE INFORMATION AGENT FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC

                           44 Wall Street, 7th Floor
                            New York, New York 10005

                 Banks and Brokers Call Collect: (917) 320-6286
                   All Others Call Toll Free: (800) 684-8823



                      THE DEALER MANAGER FOR THE OFFER IS:

                           JEFFERIES & COMPANY, INC.

                               520 Madison Avenue
                            New York, New York 10022
                              Call: (866) 533-7303

May 17, 2002